Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
  ------------------------
     PCAOB REGISTERED


         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------


We consent to the use, in the statement on Form 10K of No Show, Inc., of our report dated September 16, 2008 on our audit of the financial statements of No Show, Inc. as of July 31, 2008 and July 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the years ended July 31, 2008, July 31, 2007 and inception on August 23, 2005 through July 31, 2008, and the reference to us under the caption "Experts."


/s/ Moore & Associates, Chartered
---------------------------------
    Moore & Associates Chartered
    Las Vegas, Nevada
    September 19, 2008



               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702)253-7499 Fax (702)253-7501

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